Exhibit 4.4

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Promissory Note

        These Securities have not been registered under the Securities Act of 1933 (hereinafter the “1933 Act”) or under applicable state securities law (hereinafter the “State Acts”) and may not be sold, assigned, pledged, transferred or hypothecated, whether or not for consideration, by the holder except upon issuance to the Company of a favorable written opinion of Counsel for the Company or upon submission to the Company of such other evidence as may be satisfactory to counsel to the Company to the effect that any such sale, assignment, pledge, transfer or hypothecation will not be in violation of the 1933 Act or the State Acts.

Reliable Power Systems, INC.

Promissory Note

__, 2001

________________                                                                                                                                                             Castle Rock, Colorado

        FOR VALUE RECEIVED, Reliable Power Systems, INC., a Colorado corporation (hereinafter the “Company”) promises to pay to the order of ______________ [Name], _______________________ [Address] (the “Holder”) or at such other address as the Holder of this note may designate in writing), the principal sum of ________ ($_______), together with interest at the rate of twelve percent (12%) per annum (hereinafter “Interest”). Principal and accrued Interest shall be payable at the earlier of sixty (60) days following the closing of the public offering or June ____, 2002. In the event that the Company does not complete a public offering, Interest shall be payable in two (2) installments on January __, 2002 and June ___, 2002. All payments of principal and Interest shall be made in lawful money of the United States of America.

        This Promissory Note (hereinafter the “Note”) is one of a series of promissory notes in the aggregate principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000) issued by the Company simultaneously with the issuance hereof and is subject to the Additional Terms and Conditions, attached hereto and made a part hereof as if fully set forth herein.

        IN WITNESS WHEREOF, the Company has executed this Note under seal on the day and year first above written.

ATTEST:                                                                                              RELIABLE POWER SYSTEMS, INC.

(SEAL)

___________________________________________                        By:_______________________________________
David A. Groom, Secretary                                                                         David Mazur, President

Reliable Power Systems, Inc.

Promissory Note
Additional Terms and Conditions

        These additional terms and conditions are attached to and shall be deemed to be part of the Promissory Note of Reliable Power Systems, Inc., dated __, 2001 (hereinafter “this Note”), as if incorporated therein:

        1.     Transferability.

        This Note may not be transferred except pursuant to (a) a bona fide gift or other transfer to or for the benefit of the spouse or direct lineal descendants of the holder, or (b) a pledge as security for a bona fide indebtedness of the holder incurred with the intention of repayment in accordance with the provisions thereof; provided, however, that no transfer of this Note may be made unless such transfer has been registered under the 1933 Act and the State Acts or unless the Company has received an opinion of its counsel or other evidence satisfactory to counsel to the Company to the effect that such registration is not required because an exemption from such registration is available.

        2.     Events of Default.

        If one or more of the following events (hereinafter “events of default”) shall occur:

(a) default in the payment of any principal of or interest on this Note and the continuation of such default for a period of 10 days;

(b) breach of any covenant contained in this Note and the continuation of such breach for a period of 20 days or more after written notice thereof;

(c) the Company files or is served with any petition for relief under the Bankruptcy Code or any similar federal or state statute (the “Code”) or the entry by a court of competent jurisdiction of a decree or order adjudging the Company bankrupt or insolvent or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Code or appointing a receiver, trustee or other similar official of the Company or all or substantially all of its assets, or ordering the winding up or liquidation of its affairs, and the continuation of such decree or order unstayed and in effect for a period of 60 consecutive days; or

(d) the institution by the Company or the consent to the institution by the Company of proceedings to adjudicate the Company a bankrupt or insolvent or the filing or consent by the Company to the filing of a petition or answer seeking reorganization or relief under the Code, the consent by the Company to the appointment of a receiver, trustee or other similar official of the Company or of any substantial part of its property, an assignment by the Company for the benefit of creditors or the admission by the Company in writing of its inability to pay its debts generally as they become due;

then the Holder of this Note may, by written notice to the Company, declare the entire unpaid principal of and accrued and unpaid Interest on this Note to be due and payable and, upon such declaration, the same shall become due and payable forthwith without further demand or notice.

        3.     Holder’s Conversion Right.

3.1	Sixty (60) days following the closing of a public offering (the “Conversion Date”) pursuant to the terms of the letter of intent with Schneider Securities, Inc. and the the Company (the “Public Offering”), the Holder shall have the right to convert the principal and accrued Interest into common stock at a conversion rate of $5.00 per share.

3.2	Upon completion of the public offering, the Company shall send Holder notice of completion of such Public Offering and Holder’s conversion rights (the “Conversion Notice”).

3.3	If Holder desires to convert this Promissory Note to common stock, the Holder shall cause the attached Conversion Notice along with the original Promissory Note to be sent to the Company on or before the sixtieth (60th) day following the closing of the Public Offering. Holder’s conversion rights shall expire if not exercised on or before the sixtieth (60th) day of the closing of the Public Offering. Upon receipt of the Conversion Notice and the original Promissory Note, the Holder shall have irrevocably agreed, according to the terms herein, to convert the Promissory Note into common stock.

3.4	If Holder elects to exercise his conversion rights, the Company shall cause its transfer agent to send common stock to the Holder within fourteen (14) days of the Conversion Date.

3.5	The Holder shall have no registration rights associated with the Common stock received upon exercising Holder’s conversion rights. Rather, such Common Stock shall only be transferable pursuant to Rule 144.

        4.     Company’s Conversion Right.

        If a public offering does not occur prior to December 31, 2001, the Company shall have the right to convert this Promissory Note into common stock at a conversion rate of Three Dollars ($3.00) per share. In the event that the Company elects to convert this Promissory Note to Common Stock it shall send the Holder notice of the Company’s intent to convert (“Notice of Intent”) at least Ten (10) days prior to the first anniversary of this Promissory Note. Conversion shall occur on the first anniversary of this Promissory Note. The Holder shall receive common stock equal to the outstanding principal and accrued interest of this Promissory Note divided by three (3). The Company shall have no obligation to issue common stock unless and until the Holder delivers the original of this Promissory Note. The Company shall not issue fractional shares and shall satisfy any amount which would result in a fractional share by Company check.

        5.     Miscellaneous.

5.1 All powers and remedies given by this Note to the Holder hereof shall, to the extent permitted by law, be deemed cumulative and not exclusive of any other power or remedy or of any other powers and remedies available to the Holder hereof, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Note. No delay or omission of the holder hereof to exercise any right or power accruing upon any default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such default or any acquiescence therein. Every power and remedy given by this Note or by law to the Holder hereof may be exercised from time to time, and as often as shall be deemed expedient, by the Holder hereof.

5.2 In addition to the payments provided for above, the Company agrees to pay all expenses incurred, including reasonable attorneys’ fees, if this Note is placed in the hands of an attorney for collection or if it is collected through bankruptcy or other judicial proceedings.

5.3 The Company, to the extent permitted by law, waives notice, demand, presentment for payment, protest, the filing of suit or the taking of any other action by any holder hereof for the purpose of fixing its liability hereon.

5.4 This Note has been executed and delivered in and shall be governed by and construed in accordance with the laws of the State of Colorado.

5.5 Holder acknowledges that this Promissory Note is an unsecured obligation of the Company.

5.6 All of the Promissory Notes that comprise the series of notes issued by the Company simultaneously with the issuance hereof shall be ranked equally with respect to security, rights and preferences.

5.7 The Company shall at all times have the right to subordinate this Promissory Note to the Compass Bank NA dated May 16, 2001.

CONVERSION NOTICE

        By this instrument, ______________, hereby executes his conversion rights with respect to the original Promissory Note in the Principal amount of __________ ($_______). I understand that this Conversion Notice constitutes an irrevocable decision to convert the principle and accrued interest on the attached Promissory Note into common stock, no par value, of Reliable Power Systems, Inc. (the “Common Stock”) I understand that the Common Stock will not be registered pursuant to the Securities Act of 1933 or any state securities laws and will bear a restrictive legend, substantially in the form of the restrictive legend contained on the Promissory Note. I further understand that conversion will occur at $5.00 per share regardless of the closing price of the Common Stock on the Conversion Date (as defined in the Promissory Note). I represent and warrant to Reliable Power Systems, Inc. that all of the representations contained in the Subscription Agreement and Securities Purchase Agreement are accurate as of the date hereof and will be accurate as of the Conversion Date and that I voluntarily and with full knowledge exercise my conversion right. I understand that Reliable Power Systems, Inc. shall have no obligation to honor this Conversion Notice if my original Promissory Note is not attached hereto. I accept all responsibility for any acts caused by my agent of delivery, including without limitation, loss of this document and the original Promissory Note and untimely delivery.

Date:______________

______________________________________________